Legend Oil and Gas, Ltd.

James Vandeberg

jim@legendoildandgas.com

December 22, 2011

DELIVERY VIA EDGAR

H. Roger Schwall

Assistant Director

Division of Corporation Finance

United States Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	Legend Oil and Gas, Ltd.

Registration Statement on Form S-3

Filed November 23, 2011

File No. 333-178176

Form 10-Q for the Fiscal Quarter Ended September 30, 2011

Filed November 14, 2011

File No. 0-49752

Amendment No. 1 to Form 8-K

Filed November 23, 2011

File No. 0-49752

Dear Mr. Schwall:

We received the Staff’s comments set forth in your letter dated December 16, 2011, regarding the filings referenced above. Pursuant to the instructions provided in your letter, Legend Oil and Gas, Ltd. hereby gives notice that it undertakes to provide its responses by January 6, 2012.

If you have any questions, please do not hesitate to contact me at (206) 274-5165.

Very truly yours,

/s/ James Vandeberg

James Vandeberg Chief Financial Officer

1420 5th Avenue, Suite 2200 Seattle, WA 98101 TEL 206-274-5165 FAX 206-224-2880